Exhibit 99.1

Contact:	Michael R. Kourey, CFO
Polycom, Inc.
925.924.5742
email: mkourey@polycom.com

POLYCOM ANNOUNCES ANTICIPATED FIRST QUARTER REVENUE AND EARNINGS

PLEASANTON, California – April 4, 2005 – Polycom®, Inc. (NASDAQ: PLCM), the world’s leading provider of unified collaborative communications solutions, today reported that it expects net revenues for the quarter ended March 31, 2005 to be in the range of $135 million to $138 million, compared to net revenues of $119.1 million in the first quarter of 2004. The Company expects Non-GAAP net income in the first quarter of 2005 to be in the range of $0.16 to $0.18 per diluted share, compared to Non-GAAP net income of $0.13 per diluted share in the first quarter of 2004. Non-GAAP net income per diluted share excludes acquisition-related costs, purchased in-process research and development, amortization of purchased intangibles, restructuring costs, litigation reserves and payments, gain (loss) on strategic investments, income tax effect of the preceding adjustments, income (loss) from discontinued operations, net of taxes, and gain from sale of discontinued operations, net of taxes. Including the effects of these Non-GAAP items, the Company expects the GAAP net income in the first quarter of fiscal 2005 to be in the range of $0.15 to $0.17 per diluted share, compared with GAAP net income of $0.03 per diluted share for the comparable period last year.

The reconciliation of the anticipated range of GAAP net income per diluted share to the anticipated range of Non-GAAP net income per diluted share for the three months ended March 31, 2005 and the reconciliation of the GAAP net income per diluted share to the Non-GAAP net income per diluted share for the three months ended March 31, 2004 is set forth at the end of this press release.

These preliminary earnings are based on management’s initial analysis of operating results for the quarter ended March 31, 2005. The Company will announce its final results for the quarter as planned after market close on April 20, 2005.

Polycom will hold a conference call today at 5:00 p.m. ET/2:00 p.m. PT to discuss its preliminary first quarter earnings. Robert Hagerty, president and CEO, and Michael Kourey, Chief Financial Officer, will host the conference. You may participate by viewing the webcast at www.polycom.com or, for callers in the U.S. and Canada, by calling 800.207.3319 and for callers outside of the U.S. and Canada, by calling 415.908.6235. The pass code for the live call is “Polycom”. A replay of the call will also be available through April 16, 2005 at www.polycom.com or, for callers in the U.S. and Canada, at 800.633.8284 and for callers outside of the U.S. and Canada, at 402.977.9140. The access number for the replay is 21241053.

About Polycom

Polycom, Inc. is the world’s technology leader of high-quality, easy-to-use video, voice, data and web conferencing and collaboration solutions. The Polycom Office™ is our continued commitment to make distance communications as natural and interactive as being there by providing best-in-class conferencing solutions that are interoperable, integrated and intuitive to the user. The Polycom Office is based on industry standards and supported by an open architecture that promotes interoperability in multi-vendor environments and complements leading network infrastructure platforms. For additional information call 1-800-POLYCOM (765-9266) or +1-925-924-6000, or visit the Polycom website at www.polycom.com.

This release contains forward-looking statements about our expected net revenues and earnings for the quarter ended March 31, 2005. These forward-looking statements are subject to risks and uncertainties, including potential discrepancies between management’s initial and complete analyses of operating results for the quarter ended March 31, 2005, and the final analyses of first quarter earnings to be announced on April 20, 2005. Further risks are detailed from time to time in Polycom’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004, filed March 10, 2005, and in the other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligation to update these forward-looking statements.

Polycom and the Polycom logo are registered trademarks of Polycom and The Polycom Office is a trademark of Polycom in the U.S. and various countries. ©2005, Polycom, Inc. All rights reserved.

POLYCOM, INC.

Reconciliation of GAAP net income per diluted share to

Non-GAAP net income per diluted share

(Unaudited)

	Three months ended
	March 31, 2005		March 31, 2004
	(Preliminary)		(As Reported)
	Low end of range	High end of range
GAAP net income per diluted share	$0.15	$0.17	$0.03

Acquisition-related costs	—	—	0.01
Purchased in process research and development	—	—	0.05
Amortization of purchased intangibles	0.02	0.02	0.06
Restructuring costs	—	—	—
Litigation reserves and payments	—	—	—
Gain (loss) on strategic investments	—	—	—
Income tax effect of above adjustments	(0.01)	(0.01)	(0.02)
Income (loss) from discontinued operations, net of taxes	—	—	—
Gain from sale of discontinued operations, net of taxes	—	—	—

Non-GAAP net income per diluted share	$0.16	$0.18	$0.13

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses Non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends and our marketplace performance. For example, the Non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted Non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per diluted share prepared in accordance with generally accepted accounting principles in the United States.